Exhibit 10.7.4
LtGen Wm. M. Keys (USMC Ret)
President and CEO
Mike Magouirk 16
Farmbrook Drive
Tolland, CT 06084
August 28, 2005

Re:	Termination and Severance
Dear Mr. Magouirk,
The company may terminate your employment for cause upon written notice. The term for cause as used herein shall be defined as (i) you commit any material breach of any of the provisions of the Company’s Policy and Procedures; or (ii) you shall have committed any act of fraud, gross negligence or gross misconduct in the performance of your duties or obligations or shall have committed any criminal act or any crime of moral turpitude; or (iii) you shall have committed any material act of misfeasance, malfeasance, nonfeasance, disloyalty, dishonesty or breach of trust against the Company.
In the event that the Company terminates you for Cause, you shall receive no further compensation other than what you may have previously earned in Base Salary but have not been paid as of the termination date. In addition, if you are terminated for cause, then any obligation which the Company may have to you regarding severance pay is automatically voided.
In the event the Company terminates you for any reason other than for cause the Company agrees to pay you Severance Pay equal to up to one year’s base salary, payable on a monthly basis, while you are unemployed and actively searching for work.
/s/ William M. Keys